UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Check the appropriate box:
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☐  Definitive proxy statement.
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☐  Soliciting material pursuant to §240.14a-12.

ORTHOLOGIC CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OrthoLogic Corp.
(doing business as Capstone Therapeutics)

1275 West Washington Street, Suite 101
Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, May 21, 2010

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of OrthoLogic Corp., a Delaware corporation, doing business as Capstone Therapeutics, (the “Company”), will be held on Friday, May 21, 2010 at 8:00 a.m., at 1275 West Washington Street, Tempe, AZ 85281, for the following purposes:

(1)           To elect one director as a Class I director to serve until the Annual Meeting of Stockholders to be held in the year 2013 or until a successor is elected;

(2)           To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation, to provide each holder of our Common Stock as of June 30, 2011 the right, under certain circumstances, to require the Company to purchase all or a portion of such holders’ Common Stock for cash at a formula-based price on or about July 31, 2011 (the “Put Right”);

(3)           To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation, to change our name from OrthoLogic Corp. to Capstone Therapeutics Corp.;

(4)           To ratify the appointment of Ernst & Young LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(5)           To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on Tuesday, April 6, 2010 are entitled to vote at the meeting and at any adjournment or postponement thereof.  Shares can be voted at the meeting only if the holder is present or represented by proxy.  A list of stockholders entitled to vote at the meeting will be open for inspection at the Company’s corporate headquarters for any purpose germane to the meeting during ordinary business hours for 10 days prior to the meeting.

A copy of the Company’s 2009 Annual Report to Stockholders, which includes certified financial statements, is enclosed.  All stockholders are cordially invited to attend the Annual Meeting in person.

By order of the Board of Directors,
/s/ John M. Holliman, III
John M. Holliman, III
Executive Chairman
Tempe, Arizona
April    , 2010

IMPORTANT:  It is important that your stockholdings be represented at this meeting.  Whether or not you expect to attend the meeting, please complete, date and sign the enclosed Proxy and mail it promptly in the enclosed envelope to assure representation of your shares.  No postage need be affixed if mailed in the United States.

OrthoLogic Corp.
(dba Capstone Therapeutics)

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FRIDAY, MAY 21, 2010

(Trade Name of OrthoLogic Corp.)
1275 West Washington Street, Suite 101
Tempe, Arizona 85281

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, May 21, 2010

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of OrthoLogic Corp. dba Capstone Therapeutics (the “Company”) for use at the Annual Meeting of Stockholders to be held on Friday, May 21, 2010, at 8:00 a.m., local time, or any adjournment thereof (the “Annual Meeting”) at the offices of the company located at 1275 West Washington Street, Tempe, AZ 85281. All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies.  If no direction is indicated, the shares will be voted in favor of the proposals to be acted upon at the Annual Meeting described in this Proxy Statement.  The Board of Directors of the Company (the “Board”) is not aware of any other matter which may come before the meeting.  If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

When stock is in the name of more than one person, the proxy is valid if signed by any of such persons unless the Company receives written notice to the contrary.  If the stockholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer.  If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer’s full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

This Proxy Statement and the Form of Proxy which is enclosed are being mailed to the Company’s stockholders commencing on or about April 10, 2009.  The Proxy Statement and Form of Proxy, as well as the Company’s Annual Report on Form 10-K are available on the Company’s website, www.capstonethx.com.

A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.

In addition to the use of the mails, proxies may be solicited by personal conversations or by telephone, telex, facsimile or telegram by the directors, officers and regular employees of the Company.  Such persons will receive no additional compensation for such services.  Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith.  We have also retained the firm of XXXXX to assist us in the solicitation of proxies.  XXX is located at XXXX.  We will pay approximately $ xxx in fees plus expenses for their services.  All expenses incurred in connection with this solicitation will be borne by the Company.

The mailing address of the principal executive offices of the Company is 1275 West Washington Street, Suite 101, Tempe, Arizona 85281.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only stockholders of record at the close of business on April 6, 2010 (the “Record Date”) will be entitled to vote at the Annual Meeting.  On the Record Date, there were issued and outstanding 40,775,411 shares of the Company’s Common Stock.  Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company’s Common Stock held of record on the Record Date.

VOTING PROCEDURES

The presence of a majority of the shares of Common Stock entitled to vote, in person or by proxy, is required to constitute a quorum for the conduct of business at the Annual Meeting.  Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes.  The Inspector of Election appointed by the Chairman of the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots and shall count all proxies and ballots.  The nominee for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as a director.  Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.  The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required with respect to the approval of the other proposals set forth herein.  Abstentions and broker non-votes have the effect of negative votes. Stockholders are not entitled to any dissenter’s or appraisal rights under Delaware law or the Company’s Restated Certificate of Incorporation for the proposals set forth in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock at March 31, 2010 with respect to (i) each person known to the Company to own beneficially more than five percent of the outstanding shares of the Company’s Common Stock, (ii) each director of the Company, (iii) each of the named executive officers and (iv) all directors and executive officers of the Company as a group.  At March 31, 2010 there were 40,775,411 shares of the Company’s Common Stock outstanding.

	Common Stock Beneficially Owned (1)
Beneficial Owner	Number	Percent of Class
Fredric J. Feldman (2)	387,460	*
John M. Holliman, III (3)	797,793	1.9
Elwood D. Howse, Jr. (4)	367,599	*
William M. Wardell (5)	187,098	*
Augustus A. White, III (6)	351,243	*
Randolph C. Steer (7)	398,423	*
Les M. Taeger (8)	388,472	*
Dana B. Shinbaum (9)	321,330	*
BVF Group (10)	5,470,388	13.4
Renaissance Technologies (11)	2,200,200	5.4
All directors and executive officers as a group (12)	3,199,418	7.4

_______________________________
* Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  In accordance with SEC rules, shares, which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table, are deemed beneficially owned by the optionee.  Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 209,896 shares Dr. Feldman has a right to acquire upon exercise of stock options. Voting and investment power shared with spouse.

(3)
Includes 570,521 shares Mr. Holliman has a right to acquire upon exercise of stock options, 3,000 shares indirectly owned as trustee, 1,658 shares indirectly owned as trustee of Valley Ventures III, LP.

(4)	Includes 204,896 shares Mr. Howse has a right to acquire upon exercise of stock options.

(5)	Includes 84,896 shares Dr. Wardell has a right to acquire upon exercise of stock options.

(6)	Includes 204,896 shares Dr. White has a right to acquire upon exercise of stock options and 8,846 shares held in the White Trust and beneficially owned by Dr. White.

(7)	Includes 353,125 shares Dr. Steer has a right to acquire upon exercise of stock options.

(8)	Includes 343,898 shares Mr. Taeger has a right to acquire upon exercise of stock options.

(9)	Includes 277,519 shares Mr. Shinbaum has a right to acquire upon exercise of stock options.

(10)	BVF Group (Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P. BVF Investments, L.L.C.,

Investment 10, L.L.C., BVF Partners, L.P., BVF Inc.) is not a related party or otherwise affiliated with OrthoLogic Corp., its directors or officers, and the principal business office of the Reporting Persons comprising the Group is located at 900 North Michigan Avenue, Suite 1100, Chicago, IL 60611.

(11)
Renaissance Technologies LLC is not a related party or otherwise affiliated with OrthoLogic Corp., its directors or officers, and the principal business office of the Reporting Persons is located at 800 Third Avenue, New York, NY 10022.

(12)	Includes 2,249,647 shares directors and executive officers have a right to acquire upon exercise of stock options.

The address of each of the listed stockholders, unless noted otherwise, is in care of OrthoLogic Corp. (dba Capstone Therapeutics), 1275 West Washington Street, Suite 101, Tempe, AZ 85281.

PROPOSAL 1: ELECTION OF DIRECTOR

One director is to be elected at the Annual Meeting to serve as Class I director until the Annual Meeting of Stockholders to be held in the year 2013 or until his successor is elected.  Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the Company’s nominee, Fredric J. Feldman, Ph.D. Dr. Feldman is currently a director of the Company.  The nominee for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as a director.  Only affirmative votes are relevant in the election of directors.

Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is classified into three classes, with each class holding office for a three-year period.  The Restated Certificate of Incorporation restricts the removal of directors under certain circumstances.  The number of directors may be increased to a maximum of nine.  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting.  Stockholders do not have the right to cumulate their votes in the election of directors.  If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy.  It is not expected that any nominee will be unable or will decline to serve as a director.

The name of the nominee for director and of the directors, whose terms continue beyond the Annual Meeting, and certain information about them, are set forth below.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEE.

INFORMATION CONCERNING DIRECTORS

Nominee for Class I Director Whose Term Will Expire at the 2013 Annual Meeting

Fredric J. Feldman, Ph.D. (1) (2) (3)	Director since 1991

Fredric J. Feldman, Ph.D., 69, has been the President of FJF Associates, a consultant to health care venture capital and emerging companies, since February 1992.  From September 1995 to June 1996, he was the Chief Executive Officer of Biex, Inc., a women’s healthcare company.  He served as Chief Executive Officer of Oncogenetics, Inc., a cancer genetics reference laboratory, from 1992 to 1995.  Between 1988 and 1992, Dr. Feldman was the President and Chief Executive Officer of Microgenics Corporation, a medical diagnostics company.

Dr. Feldman received his Ph.D. in analytical chemistry from the University of Maryland.  He has been a director of a number of public and private companies involved in the healthcare industry.  The Board believes that Dr. Feldman’s over forty years of operating, scientific and business experience in the medical/biotech industry qualifies him for service on our board.

Class II Directors Whose Terms Will Expire at the 2011 Annual Meeting

John M. Holliman, III (1)	Director since 1987

John M. Holliman III, 56, has served as Executive Chairman and Principal Executive Officer of the Company since April 2006 and has served as a director of the Company since September 1987 and as Chairman of the Board of Directors since August 1997.  Since February 1993 he has been a general partner of entities which are the general partners of Valley Ventures, LP (formerly known as Arizona Growth Partners, LP), Valley Ventures II, LP, Valley Ventures III, LP, Valley Ventures III Annex, LP,  all of which are venture capital funds that invest principally in life science companies.

John M. Holliman, III has over thirty years of business experience, including service on the boards of over forty companies, commercial lending experience with a major financial institution, and has been active in venture capital financing for over twenty years, concentrating in the medical/biotech industries.  Mr. Holliman earned a BBA in Finance and a MBA from Southern Methodist University and a Master of International Management from the Thunderbird School of Global Management. During his career Mr. Holliman has gained substantial executive and board level experience in business, finance and operations. The Board believes the experience and knowledge of Mr. Holliman qualifies him to serve on our board.

Augustus A. White, III, MD, Ph.D. (2) (4)	Director since 1993

Dr. White, 73, became a director of the Company in July 1993.  He is currently the Ellen and Melvin Gordon Professor of Medical Education, Professor of Orthopaedic Surgery, and former Master of the Oliver Wendell Holmes Society at the Harvard Medical School and former Professor at the Harvard-MIT Division of Health Sciences and Technology; and Orthopaedic Surgeon-in-Chief, Emeritus, at the Beth Israel Deaconess Medical Center in Boston.  Dr. White previously served as the Chief of Spine Surgery at Beth Israel and Director of the Daniel E. Hogan Spine Fellowship Program. He is a graduate of the Stanford University Medical School, holds a Ph.D. from the Karolinska Institute in Stockholm and an A.B. from Brown University, and graduated from the Advanced Management Program at the Harvard Business School.  Dr. White is a recipient of the Bronze Star, which he earned while stationed as a Captain in the U.S. Army Medical Corps in Vietnam.  He is an internationally known and widely published authority on biomechanics of the spine, fracture healing and surgical and non-surgical care of the spine.  He is nationally recognized for his work in medical education, diversity, and issues of health care disparities.  Dr. White is a director of Zimmer Holdings, Inc., a publicly held designer, marketer and manufacturer of orthopedic products.

The Board believes Dr. White’s education and experience, with particular note of his clinical experience, qualifies him for service on our board and that he brings an important combination of education, real world experience and valuable scientific input to the board.

Class III Directors Whose Terms Will Expire at the 2012 Annual Meeting

Elwood D. Howse, Jr. (1) (2) (3)	Director since 1987

Elwood D. Howse, Jr., 70, has served as a director of the Company since September 1987.  In 1982, Mr. Howse founded Cable, Howse and Ragen, investment banking and stock brokerage firm, now owned by Wells Fargo and known as Ragen MacKenzie.  In 1977, Mr. Howse co-founded Cable & Howse Ventures, an early stage venture capital firm focused on technology.  In 1976, he served as Vice President, Corporate Finance, for Foster & Marshall, a northwest stock brokerage firm.  In 1974 he was the Chief Financial Officer of Seattle Stevedore Company and the Miller Produce Company.  Mr. Howse has served as a corporate director and advisor to various public, private and non-profit enterprises.  He served on the board of the National Venture Capital Association and is past President of the Stanford Business School Alumni Association.  He currently serves on the boards of directors of BSQUARE Corporation (BSQR), Formotus, Inc., and not-for-profits, Junior Achievement Worldwide and Junior Achievement of Washington.

The Board believes Mr. Howse’s education and experience, particularly Mr. Howse’s financial experience, which qualifies him to be designated as our financial expert on our Audit Committee, brings important financial and business experience to the board and qualifies him to serve on our board.

William M. Wardell, MD, Ph.D. (4)	Director since February 2006

Dr. Wardell, 71, was appointed by the OrthoLogic Board of Directors on February 11, 2006, to fill a vacancy (Class III) on the Board. He owns and operates the consulting firm Wardell Associates International LLC in Ponte Vedra, FL, where he specializes in drug development, regulatory approval, and safety for a range of pharmaceutical and biotechnology companies.  Dr. Wardell has published over one hundred scientific papers and four books, and has testified as an expert in drug development during several Congressional hearings.  Dr. Wardell has 22 years of experience in the healthcare industry, holding leadership positions as President, Protein Engineering Corporation (now DYAX); Senior Vice President of Drug Development, Parke-Davis; Vice President and Medical Director, Boehringer Ingelheim Pharmaceuticals; Senior Scientific Officer, Covance; and Executive Director of the Covance Institute for Drug Development Sciences.  During his tenure at these companies, Dr. Wardell was responsible for 11 approved New Drug Applications and overall he has had a role in the development and approval of over thirty now-marketed drugs.  He previously served as an associate professor of Pharmacology, Toxicology and Medicine, attending on the Clinical Pharmacology consultation service of Strong Memorial Hospital at the University of Rochester Medical Center, where he co-founded and directed the University’s Center for the Study of Drug Development (now at Tufts).  Dr. Wardell earned his MA, Ph.D. in Pharmacology, and MD at the University of Oxford (UK), and was a Merck International Fellow in Clinical Pharmacology and Medicine under Dr. Louis Lasagna at the University of Rochester / Strong Memorial Hospital.  He currently serves on the Scientific Advisory Board of Eleos, Inc.

The Board believes Dr. Wardell’s education and experience, with particular note of Dr. Wardell’s pharmaceutical development experience and success, brings important operating and scientific input to the Board and qualifies him for service on our Board.

******
(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Corporate Governance/Nominating Committee

Board Meetings and Committees

The Board of Directors is composed of four outside directors.  On April 5, 2006, Mr. Holliman became Executive Chairman and Principal Executive Officer of the Company and is no longer an independent director under Nasdaq Listing Rule 5605(a)(2).   The Board has determined that each director other than Mr. Holliman is independent for purposes of Nasdaq Listing Rule 5605(a)(2).  The Board of Directors held a total of seven meetings during the fiscal year ended December 31, 2009.  No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and any committee on which such director served during the period of such service.  Currently, the Board of Directors does not have a policy regarding director attendance at the Company’s annual meeting of stockholders.  All of the directors attended last year’s annual meeting of stockholders in person.

Independent directors regularly meet in executive sessions without the Executive Chairman or other members of management to review the criteria, upon which the performance of the Executive Chairman is based, the performance of the Executive Chairman against that criteria, to ratify the compensation of the Executive Chairman as approved by the Compensation Committee, and to discuss other relevant matters.

The Board presently has an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance/Nominating Committee.  The Executive Committee, which acts on Board matters that arise between meetings of the full Board of Directors, consists of Dr. Feldman, Mr. Holliman and Mr. Howse.  During 2009 the Executive Committee did not meet separately as all matters were discussed and acted on by the full Board.

Audit Committee

The Audit Committee, which is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Mr. Howse (Chairman), Dr. White and Dr. Feldman and met four times in 2009.  The Audit Committee assists the Board of Directors in its oversight of financial reporting practices, including the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function.  The Audit Committee appoints the Company’s independent auditor.  The Audit Committee meets independently with representatives of the Company’s independent auditor and with representatives of senior management.  The Committee reviews the general scope of the Company’s annual audit, the fee charged by the independent auditor and other matters relating to internal control systems.  In addition, the Audit Committee is responsible for approving, reviewing and monitoring the performance of non-audit services by the Company’s auditor.  The Audit Committee operates under a written charter that has been adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstonethx.com.

The Board of Directors has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable Nasdaq Marketplace Rules for audit committees.  In particular, all Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and the Board of Directors has determined that Elwood D. Howse, Jr., the Chairman of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K of the Securities and Exchange Commission (the “SEC”).  Additionally, Mr. Howse and each of the other members of the Audit Committee is an “independent director” as defined in Nasdaq Listing Rule 5605(a)(2).

Compensation Committee

The Compensation Committee consists of Dr. Feldman (Chairman) and Mr. Howse.  The Committee met one time during 2009.  Each member of the Compensation Committee is an “independent” director as defined in Nasdaq  Listing Rule 5605(a)(2) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.  The Compensation Committee reviews salaries and benefit programs designed for senior management, officers and directors and administers certain grants under the Company’s stock option plans with a view to ensure that the Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards.  The Compensation Committee does not have a written charter.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee examines and recommends nominations for the Board of Directors and officers of the Company.  The Corporate Governance/Nominating Committee operates under a written charter, a copy of which is posted on our website at www.capstonethx.com.  The Corporate Governance/Nominating Committee has not established a formal policy on Board diversity (differences of viewpoint, professional experience, education, skills, race, gender, national origin, and other qualities and attributes that contribute to board heterogeneity), or minimum standards for Board nominees.  However, the Corporate Governance/Nominating Committee has developed the following outline of core Board skills as a framework for the nominee evaluation process and considers diversity to strengthen the Board where overlapping skills are present.

▪	Operations Experience / Knowledge
o	Pharmaceutical Development
- Basic Research
- IND Process
- Clinical Trial Process
- NDA Process
▪	Scientific Experience / Knowledge
o	Understanding of basic scientific principles in indications under development by the Company
▪	Financial Experience / Knowledge
o	GAAP / Disclosure Controls / SEC Reporting
o	Business Transactions and Strategies
o	Risk Management
▪	Business Experience / Knowledge
o	Organization Management / Corporate Governance
o	Product Market Analysis / Strategy
o	Investor Relations

Accordingly, the Corporate Governance/Nominating Committee generally seeks candidates with chief operating, executive or financial officer experience in complex Biotech/Pharmaceutical organizations; a commitment to give the time and attention to the duties required of them; and evidence of an independent and inquiring mind willing to question management’s assumptions.

The Corporate Governance/Nominating Committee consists of Dr. White and Dr. Wardell.  Dr. White (chairman) and Dr. Wardell are independent directors under Nasdaq Listing Rule 5605 (a)(2).  The Corporate Governance/Nominating Committee met two times during 2009.  The Corporate Governance/Nominating Committee nominated Dr. Feldman for election as Class I director for this year’s annual meeting of stockholders.

Stockholder Nomination of Director Candidates

The Corporate Governance/Nominating Committee will consider for nomination as a director of the Company any director candidate recommended or nominated by stockholders in accordance with the process outlined below.   Director candidates recommended or nominated by stockholders are not evaluated differently from recommendations or nominations from other sources.

Stockholders wishing to recommend candidates for consideration by the Corporate Governance/ Nominating Committee may do so by providing the candidate’s name, contact details, biographical data, and qualifications in writing to the Corporate Governance/Nominating Committee, c/o Secretary, OrthoLogic Corp. (dba Capstone Therapeutics), 1275 West Washington Street, Suite 101, Tempe, Arizona 85281.  The Board may change the process for the means by which stockholders may recommend director candidates to the Corporate Governance/Nominating Committee.  Please refer to the Company’s website at www.capstonethx.com and the Company’s SEC filings for any changes to this process.

Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder’s intent to make such nomination is given, either by personal delivery at 1275 West Washington Street, Suite 101, Tempe, Arizona or by United States mail, postage prepaid to Secretary, OrthoLogic Corp. (dba Capstone Therapeutics), 1275 West Washington Street, Suite 101, Tempe, Arizona 85281, not later than: (i) with respect to the election to be held at an annual meeting of stockholders, 20 days in advance of such meeting; and (ii) with respect to any election to be held at a special meeting of stockholders for the election of directors, the close of business on the fifteenth (15th) day following the date on which notice of such meeting is first given to stockholders.  Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if such nominee had been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if elected.  The chairman of the stockholders’ meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Board Leadership Structure and Role in Risk Oversight

The Company believes that the value to an organization of a separation of the duties of the Chairman of the Board and Principal Executive Officer depends largely on the operating characteristics and organization structure of the Company.

Currently, the Company’s operations are focused on pre-clinical studies and small early stage clinical trials.  We have no products close to market and, accordingly, no product marketing, sales or manufacturing activities.  We are a small organization of currently 22 full time employees.  Additionally, we have an experienced Chief Operating Officer / President.

The Board believes the Company is at a stage where the Board can effectively perform its oversight responsibilities, including its responsibilities to oversee risk, without a separation of the Chairman and Principal Executive Officer position and that its leadership structure is currently the most efficient way to conduct its business.  The Board administers these oversight responsibilities through review and approval of short and long term strategic plans, annual budgets, annual Company goals and objectives, executive management’s compensation structure, and all transactions, contracts or agreements that could have, in the Board’s opinion, a material effect on the Company.  Additionally, the Board’s Audit Committee assists the Board in its oversight of the Company’s financial reporting process as outlined in this Proxy Statement and the Audit Committee’s Charter.

The Company has a lead independent director (Augustus A. White, III, MD, Ph.D.), who sets the agenda and leads the periodic meetings of non-executive independent directors.  Under leadership of the lead independent director, the non-executive independent directors privately review and approve the Executive Chairman’s annual goals and objectives and related compensation structure, as well as address any other business matters on which a director believes private discussion is required.

Stockholder Communications with Board

Stockholders wishing to communicate with the Board of Directors or with a Board member should address communications to the Board or to the particular Board member, c/o Secretary, OrthoLogic Corp. (dba Capstone Therapeutics), 1275 West Washington Street, Suite 101, Tempe, Arizona 85281.  All communications sent in this manner to the Board members will be forwarded directly to the Board.  From time to time, the Board may change the process for the means by which stockholders may communicate with the Board or its members.  Please refer to the Company’s website at www.capstonethx.com for any changes to this process.

COMPENSATION OF DIRECTORS

The following table sets forth compensation awarded to, earned by or paid to the Company’s directors during the last fiscal year.  Mr. John Holliman, III is not included in this table and his compensation as a director is included in the Summary Compensation Table in the Executive Compensation section in this Proxy Statement.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Fredric J. Feldman, Ph.D. Director	62,000	-	12,000	-	-	-	74,000
Elwood D. Howse, Jr. Director	62,000	-	12,000	-	-	-	74,000
William M. Wardell, MD, Ph.D. Director	62,000	-	12,000	-	-	-	74,000
Augustus A. White, III, MD, Ph.D. Director	61,000	-	12,000	-	-	-	73,000

(1)   Fair value of the grants at the date of the grants was determined using the Black-Scholes model as described in Note 6 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2010.

During the year ended December 31, 2009, the Company paid directors an annual retainer of $24,000, payable quarterly in advance, $2,500 for each board meeting attended in person and $1,000 for each board meeting attended by telephone.  All directors are eligible for a grant of nonqualified stock options pursuant to the Company’s 2005 Equity Incentive Plan.  On June 10, 2005, the Board of Directors approved an annual award to each director of a non-qualified stock option to purchase 10,000 shares of the Company’s Common Stock.  The Company conditionally granted to each director non-qualified options to acquire 10,000 shares at a price of $0.42 per share on January 1, 2009 (fair value of $2,000).   These options vested immediately and were granted at the market price on the date of grant.  On October 30, 2008, the Board of Directors conditionally granted non-qualified stock options to each director to acquire 25,000 shares at a price of $0.70 per share (fair value of $10,000).  These options vest monthly over a four-year period and were granted at the market price on date of grant.  The options were conditionally granted subject to stockholder approval of Proposal 2 in the Proxy Statement for our Annual Meeting held on May 8, 2009, to amend our 2005 Equity Incentive Plan (the “Plan”) to increase the number of shares available for issuance under the Plan by 1,250,000 shares.  Upon stockholder approval on May 8, 2009 of Proposal 2, the conditional grants became effective.  All options have been granted with ten-year terms.

On June 10, 2005 the Board of Directors also approved an annual award to each director of $25,000 of restricted stock.  The shares granted vest one year from the date of issuance.  On January 1, 2009 the Board paid each director $25,000 in lieu of the annual stock award.

Director Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
John M. Holliman, III	20,000			3.58	8/24/2011
	200,000			1.75	5/12/2016
*	45,833	4,167		1.02	2/21/2018
*	52,083	72,917		0.45	2/3/2019

William M. Wardell, MD, Ph.D.	10,000			5.33	2/11/2016

Various directors:
(1) (2)	5,000			2.44	12/15/2010
(1) (2) (3) (5)	30,000			3.19	1/19/2011
(1) (2) (3) (5)	25,000			3.93	10/26/2011
(1) (2) (3) (5)	5,000			4.89	12/31/2011
(1) (2) (3) (5)	10,000			3.61	12/31/2012
(1) (2) (3) (5)	10,000			6.13	12/31/2013
(1) (2) (3) (5)	30,000			7.40	1/23/2014
(1) (2) (3) (5)	10,000			6.25	12/31/2014
(1) (2) (3) (5)	10,000			4.90	1/2/2016
(1) (2) (3) (4) (5)	25,000			1.75	5/12/2016
(1) (2) (3) (4) (5)	10,000			1.43	1/1/2017
(1) (2) (3) (4) (5)	10,000			1.35	1/1/2018
(1) (2) (3) (4) (5) **	7,292	17,708		0.70	10/30/2018
(1) (2) (3) (4) (5)	10,000			0.42	1/1/2019

Feldman, Fred (1)	* Vest monthly over a two-year period ending 2/21/2010 and 2/3/2011
Holliman, John (2)	** Vest monthly over a four-year period ending 4/30/2008
Howse, Elwood (3)	All other directors options were fully vested on 12/31/2008
Wardell, William (4)
White, Augustus (5)

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers:

Name	Age	Title
John M. Holliman, III	56	Executive Chairman and Principal Executive Officer
Randolph C. Steer, MD, Ph.D.	60	President
Les M. Taeger	59	Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer
Dana B. Shinbaum	47	Vice President, Business Development

John M. Holliman, III, became Executive Chairman and Principal Executive Officer of the Company on April 5, 2006 and has served as a director of the Company since September 1987 and as Chairman of the Board of Directors since August 1997.  Since February 1993 he has been a general partner of entities, which are the general partners of Valley Ventures, LP (formerly known as Arizona Growth Partners, LP), Valley Ventures II, LP, Valley Ventures III Annex, LP, all of which are venture capital funds that invest principally in life science companies.

Randolph C. Steer, MD, Ph.D. became President of the Company on April 5, 2006.  Dr. Steer has been an independent pharmaceutical, biotechnology and medical devices consultant since 1989, and has provided consulting services to OrthoLogic since 2002.  He has a broad scientific, medical and business background, including extensive experience in pre-clinical, clinical and regulatory affairs, having held key management positions in leading corporations and having served as an advisor to many companies in the United States and abroad.  Dr. Steer has also advised numerous venture capital firms, investment banks and independent investors on the commercial development of drugs, biologics, diagnostics and medical devices.  He has served as Associate Director of Medical Affairs at Marion Laboratories; Medical Director at Ciba Consumer Pharmaceuticals (Ciba-Geigy Corporation); Vice President, Senior Vice President and Member of the Executive Committee at Physicians World Communications Group; Chairman, President and Chief Executive Officer of Advanced Therapeutics Communications International, a global drug regulatory group, and Chairman and Chief Executive Officer of Vicus.com, Inc.  He is a member of the Board of Directors of Techne Corporation, and was a member of the Board of Directors of BioCryst Pharmaceuticals from 1994 to 2009.  Dr. Steer received his MD degree from the Mayo Medical School and his Ph.D. from the University of Minnesota, where he also completed a residency and subspecialty fellowship in clinical and chemical pathology.  He is a Fellow of the American College of Clinical Pharmacology.

Les M. Taeger joined the Company as Senior Vice President and Chief Financial Officer on January 16, 2006.  Mr. Taeger most recently served as Chief Financial Officer of CardioTech International, Inc. (“CardioTech”).  CardioTech is a publicly-traded, medical device company that developed, manufactured and sold advanced products for the treatment of cardiovascular disease.  From September 2000 to February 2004, when Mr. Taeger became Chief Financial Officer of CardioTech, Mr. Taeger served as Chief Financial Officer of Gish Biomedical, Inc. (“Gish”).  Gish, which became a subsidiary of CardioTech pursuant to a merger transaction involving the companies in April 2003, specializes in the manufacture and sale of products used in open-heart surgery, vascular access and orthopedic surgery.  Prior to his employment with CardioTech and Gish, Mr. Taeger was employed for over five years as Chief Financial Officer of Cartwright Electronics, Inc., a division of Meggitt, PLC.  Mr. Taeger is a Certified Public Accountant, with a Bachelor’s degree in accounting.

Dana B. Shinbaum joined the Company as Vice President of Business Development in October 2005.  Previously he served as Vice President, Product Planning and Market Analytics at Savient Pharmaceuticals, Inc., and has over twenty years of experience in the pharmaceutical/biotechnology industry.  While at Savient his responsibilities included creating and developing new business opportunities, leading global project teams and managing product launches.  He played key strategic planning roles in Savient’s acquisition of Rosemont Pharmaceuticals Ltd. and the divestiture of Bio-Technology General Ltd., Savient’s global biologics business.  Prior to joining Savient, Mr. Shinbaum was at Wyeth-Ayerst Laboratories, where he held market planning and marketing roles of increasing responsibility, including Product Manager for the PREMARIN® franchise.  Mr. Shinbaum received a Master of Business Administration, summa cum laude, from Drexel University in Philadelphia and a Bachelor of Arts degree from Lafayette College in Easton, Pennsylvania.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The objectives of the Company’s executive compensation policies are to attract, retain and reward executive officers who contribute to the Company’s success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company’s business objectives and to reward individual performance.  The Company used base salary, cash bonuses, stock awards and stock options to achieve these objectives.

Review of Current Compensation Components of Executive Chairman and other Executive Officers

The Compensation Committee reviews all components of the Executive Chairman’s and other executive officers’ compensation, including salary, bonus, stock awards, accumulated vested and unvested stock options, the dollar value to the executive and cost to the company of all perquisites and other personal benefits, as well as the actual projected payout obligations under several potential severance and change-in-control scenarios and any limitations on the deductibility for federal income tax purposes of all compensation.  The Compensation Committee considers the following:

1)
Each executive has individual performance goals for the fiscal year.  The Compensation Committee reviews the performance goals and expectations for individual executive positions.  Based on recommendations from the Executive Chairman and the Compensation Committee’s evaluation of the performance achievement of these goals, the Compensation Committee determines the resulting bonus and/or changes to salary components for the executive officers.  The Executive Chairman also recommends individual performance objectives for himself for each fiscal year.  The Compensation Committee approves the performance objectives of the Executive Chairman and evaluates the Executive Chairman’s performance measured against these objectives and evaluates and formulates any potential changes in compensation accordingly.

2)
The Company’s performance is compared against the goals for the fiscal year.  Strategic, high level performance expectations are identified each fiscal year for the Company.  The Executive Chairman provides documentation to the Compensation Committee regarding the expectations and corresponding results of operations.

3)
The level of compensation for executives in similar positions for companies of similar size and development structure is considered in determining executive compensation.  To enable the Company to continue to attract and retain executives in the competitive marketplace, executive compensation for similar companies is reviewed.  The Company typically obtains this data through a review of publicly available executive compensation information for comparable public companies.

The Compensation Committee’s Conclusion

Based on the review detailed above, the Compensation Committee, at its meeting held at the beginning of the fiscal year, formulates its recommendations regarding what areas of the compensation components will be adjusted for the upcoming year and what the performance bonus for the prior year will be.

Board Approval

At the first Compensation Committee meeting of the year, the Compensation Committee reviews the Executive Chairman and other executive officers’ compensation and bonuses and presents its recommendations to the Board of Directors.  The final total compensation package decision regarding the Executive Chairman is made by the Independent Directors in an Executive Session without the Executive Chairman or other members of management present, and the final decisions on other executives’ total compensation packages are made by the full Board of Directors.

The following discussion is provided to facilitate stockholder understanding of the named executive officer compensation information included with this proxy statement. Overall our compensation decisions are framed by the nature of our business as a development stage pharmaceutical company with the need for highly specialized and talented individuals.  Our compensation policies are designed to take into account the fact that the competition for executives is with all sizes of pharmaceutical firms and must factor in not just comparable compensation, including health care, retirement or other traditional executive benefits, but issues such as location and position stability.  We operate in Tempe, Arizona, a relatively small market for biotechnology, and in a field with substantial product development risks, with no current revenue and limited funds.

Annual Base Compensation and Cash Bonus

As previously mentioned, each executive officer receives a base salary and a cash bonus which is based on performance against both Company and individual performance goals. We have established base salaries which we feel are comparable to other biotechnology firms and with the potential cash bonus, provide for a reasonable level of cash-based compensation to the executives.  Base compensation in 2009 ranged from $325,000 for Dr. Steer, to $200,000 for Mr. Holliman.  Executive officers did not receive an increase in base pay in 2009. No executive salary increases are planned for 2010.   In 2009 the bonus potential was 40% of base salary for Mr. Holliman, Dr. Steer, Mr. Taeger and Mr. Shinbaum.  Mr. Holliman elected to not accept a bonus for 2009.  The bonus plan placed 25-30% of the executive’s cash compensation at risk, which we believe is a reasonable level of risk for cash-based compensation.  In 2009, performance for the bonus plan was weighted 50% towards Company goals and 50% towards individual goals. Company and individual goals included a combination of operating, such as timely completion of clinical or pre-clinical tasks and performance against our strategic plan, financial, such as performance to budget or generation of unbudgeted cost savings, and administrative, such as maintaining compliance with Securities and Exchange Commission rules, regulations and reporting requirements.  We believe that the cash compensation at risk and the performance goals of the 2009 bonus plan serve to align our executives’ interests with our interests and focus their efforts where we believe they have the potential to achieve performance we have identified as important to accomplishing objectives necessary to advance our development efforts.

Equity Based Compensation

As previously discussed, we provide a certain level of cash compensation to each executive as both a short-term reward and to focus executive performance on short-term goals that are part of our long-term strategies. Additionally, we use a combination of stock option grants and stock awards, both during the employment offer process and annually, to generate a commitment to and a long-term investment in our company.  Grants and awards connected with employment offers were determined based on the position and competitive factors at the time of the offers.  Grants and awards are targeted such that an annual $1 increase in market price, currently an annual $41,000,000 increase in shareholder value, would provide approximately 10% to 20% of the executive’s compensation.  We believe grants at these levels serve to gradually increase our executives’ commitment to our company and align their interests with other stockholders of the company.

Stock Option Grants

As part of our long-term incentives we grant options to purchase shares of our Common Stock to our executives.  During 2009, the Company granted options to employees to purchase 375,000 shares of the Company’s Common Stock with the exercise price determined by the closing market price on the date of grant ($0.45).  This grant included grants to the named executives (Holliman 125,000 shares, Steer 75,000 shares, Taeger 50,000 shares and Shinbaum 50,000 shares).

On February 4, 2010, the Company granted options to employees to purchase 324,000 shares of the Company’s Common Stock with the exercise determined by the closing market price on the date of grant ($0.82).  This grant included grants to the named executives (Holliman 100,000 shares, Steer 50,000 shares, Taeger 35,000 shares and Shinbaum 35,000 shares).

           Stock Awards

We believe stock awards are an important element in our compensation plan, however, in 2009 there were no stock awards.

Fringe Benefits, Perquisites and Retirement Benefits.

Our executives participate in group health, dental, life, and disability programs and participate in our 401K plan on the same basis as other employees.  No perquisites are provided to executives that in aggregate exceed $10,000 per year.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) recommends the compensation of the Executive Chairman and President to the Board and reviews and approves the design, administration and effectiveness of compensation programs for other key executive officers, including salary, cash bonus levels, other perquisites and stock awards or option grants under the Company’s stock option plans.  The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee during 2009:

Fredric J. Feldman, Ph.D. (Chairman)
Elwood D. Howse, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, Fredric J. Feldman, Ph.D. and Elwood D. Howse, Jr., each an independent director, served on the Compensation Committee of the Board of Directors.

SUMMARY COMPENSATION TABLE

The following table sets forth, with respect to the years ended December 31, 2009, 2008 and 2007, compensation awarded to, earned by or paid to the Company’s principal executive officer, principal financial officer and each of the two most highly compensated executive officers other than the principal executive officer and the principal financial officer, who were serving as executive officers at the end of the last completed fiscal year (the “named executive officers”).

Name (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen-sation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
John M. Holliman, III Executive Chairman (Principal Executive Officer)	2009 2008 2007	200,000 200,000 200,000	- - 73,000	- 25,000(1) 25,000(1)	42,000(1) 57,000(1) 32,000(1)	- - -	- - -	62,000 (1) 36,000 (1) 32,000 (1)	304,000 318,000 362,000
Randolph C. Steer, MD, Ph.D. President	2009 2008 2007	325,000 325,000 319,000	75,000 89,000 116,000	- - -	18,000 26,000 38,000	- - -	- - -	- - -	418,000 440,000 473,000
Les M. Taeger Chief Financial Officer (Principal Financial Officer)	2009 2008 2007	242,000 242,000 235,000	56,000 82,000 (2) 130,000 (2)	- - -	12,000 8,000 -	- - -	- - -	- - 5,000	310,000 332,000 370,000
Dana B. Shinbaum VP Business Development	2009 2008 2007	242,000 242,000 235,000	51,000 77,000 (2) 112,000 (2)	- - -	12,000 7,000 -	- - -	- - -	- - 5,000	305,000 326,000 352,000

(1)
Mr. Holliman is a member of the Board of Directors and as a director, received compensation of $62,000, $36,000 and $32,000, in cash, in 2009, 2008 and 2007, respectively, a stock award in 2008 and 2007 with a fair value of $25,000 on the date of each award, and an annual grant of an option to purchase 10,000 shares of the Company’s Common Stock.   Mr. Holliman received total director’s compensation (Board fees, stock awards and option grants) of $74,000, $67,000 and $64,000 in 2009, 2008 and 2007, respectively, as more fully described in the Compensation of Directors section of this Proxy Statement.  Fair value of the grants at the date of the grants was determined using the Black-Scholes model as described, for 2009, in Note 6 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2010, for 2008, in Note 6 to our Annual Report on form 10-K/A filed with the Securities and Exchange Commission on September 18, 2009, and for 2007, in Note 8 to the Annual Report on form 10-K filed with the Securities and Exchange Commission on March 5, 2008.

(2)
In 2008, Mr. Taeger and Mr. Shinbaum were awarded 14,706 and 12,255 shares, respectively, with a fair value of the share awards on the date of grant of $15,000 and $12,500, respectively.  In 2007, Mr. Taeger and Mr. Shinbaum were awarded 19,868 and 16,556 shares, respectively, with a fair value of the share awards on the date of grant of $30,000 and $25,000, respectively.  These amounts are included in the “Bonus” column.

OPTION GRANTS / STOCK AWARDS

The following table sets forth information about stock option grants and stock awards during the last completed fiscal year to the executive officers named in the Summary Compensation Table.

Grants of Plan-based Awards

Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock and Option Awards (1) ($) (l)	Closing Market Price On Grant Date ($) (2)
John M. Holliman, III Executive Chairman	10/30/08 1/1/09 2/3/09	- -	25,000 10,000 125,000	0.70 0.42 0.45	10,000 2,000 30,000	- 0.67 0.67
Randolph C. Steer, MD, Ph.D. President	2/3/09	-	75,000	0.45	18,000	0.67
Les M. Taeger Chief Financial Officer	2/3/09	-	50,000	0.45	12,000	0.67
Dana B. Shinbaum VP Business Development	2/3/09	-	50,000	0.45	12,000	0.67

(1)
Fair value of the grants at the date of the grants was determined using the Black-Scholes model as described in Note 6 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2010.  The options were conditionally granted subject to stockholder approval, which was received at the Company’s annual meeting held on May 8, 2009.

(2)
Under Accounting Standard Codification, Topic 718 “Compensation - Stock Compensation”, formerly Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payments” (“Topic 718”), the grant date for these options contingently granted subject to stockholder approval of Proposal 2 in our Proxy statement for the Company’s annual meeting held on May 8, 2009, to increase shares available to grant in the 2005 Equity Incentive Plan by 1,250,000 shares, is May 8, 2009, the date of stockholder approval.  The Securities and Exchange Commission Regulation S-K Item 402(1)(2)(vii), requires disclosure of the closing market price on the date of grant, determined under Topic 718, when the option exercise price is lower than the closing market price of the common stock on the date of grant (as determined under Topic 718).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)
John M. Holliman, III
	5,000	-	2.44	12/15/2010
	30,000	-	3.19	1/19/2011
	20,000	-	3.58	8/24/2011
	25,000	-	3.93	10/26/2011
	5,000	-	4.89	12/31/2011
	10,000	-	3.61	12/31/2012
	10,000	-	6.13	12/31/2013
	30,000	-	7.40	1/23/2014
	10,000	-	6.25	12/31/2014
	10,000	-	4.90	1/2/2016
	25,000	-	1.75	5/12/2016
	200,000	-	1.75	5/12/2016
	10,000	-	1.43	12/31/2017
	10,000	-	1.35	12/31/2018
**	45,833	4,167	1.02	2/21/2018
*	7,292	17,708	0.70	10/30/2018
	10,000		0.42	1/1/2019
**	52,083	72,917	0.45	2/3/2019

Randolph C. Steer, MD, Ph.D.
	200,000	-	1.75	5/12/2016
**	50,000	-	1.53	5/21/2017
**	45,833	4,167	1.02	2/21/2018
**	31,250	43,750	0.45	2/3/2019

Les M. Taeger
***	146,875	3,125	5.15	1/16/2016
	150,000	-	1.70	6/2/2016
***	6,741	7,965	1.02	2/21/2018
**	20,833	29,167	0.45	2/3/2019

Dana B. Shinbaum
*	50,000	-	3.27	10/29/2015
*	34,271	729	5.39	1/30/2016
	150,000	-	1.70	6/2/2016
***	5,617	6,638	1.02	2/21/2018
**	20,833	29,167	0.45	2/3/2019

* Vesting over four years - 25% year one and monthly thereafter
** Vesting over two years monthly
*** Vesting over four years monthly

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS

Effective April 5, 2006, Mr. John M. Holliman, III, became Executive Chairman and Principal Executive Officer.   On May 12, 2006, the Company entered into an agreement to compensate Mr. Holliman for his services as the Company’s Executive Chairman and principal executive officer (the “Holliman Agreement”).

Under the Holliman Agreement, Mr. Holliman’s services to the Company may be terminated by the Company at any time, with or without cause.  In the event of termination without cause, payments under the Holliman Agreement will continue for twelve months after the date of termination.  It provides for annual base cash compensation of $200,000, payable in accordance with the Company’s standard payroll practices and a target bonus of 40% of base compensation upon the achievement of individual and corporate performance objectives.  In addition, the Holliman Agreement includes other terms and conditions consistent with agreements entered into with other Company executives.

In the event of a change of control or liquidation of the Company, the vesting of the options to purchase shares of the Company’s common stock held by Mr. Holliman, will be accelerated so that the options will become fully exercisable.

Effective April 5, 2006, Randolph C. Steer, MD, Ph.D., became President of the Company.  Dr. Steer has performed consulting services for the Company since 2002.  On May 12, 2006, the Company also entered into an agreement with Randolph C. Steer, MD, Ph.D., to compensate Dr. Steer for his services as the Company’s President and Chief Operating Officer (the “Steer Agreement”).  Under the Steer Agreement, Dr. Steer’s services to the Company may be terminated by the Company at any time, with or without cause.  If the event of termination is without cause, payments under the Steer Agreement will continue for twelve months after the date of termination.  Dr. Steer’s annual base cash compensation is $325,000, payable in accordance with the Company’s standard payroll practices.  Dr. Steer is also eligible for a target bonus of 40% of base compensation upon the achievement of individual and corporate performance objectives.  In addition, the Steer Agreement includes other terms and conditions consistent with agreements entered into with other Company executives.

In the event of a change of control or liquidation of the Company, the vesting of the options to purchase shares of the Company’s common stock held by Dr. Steer, will be accelerated so that the options will become fully exercisable.

On January 10, 2006, the Company entered into an employment agreement with Les M. Taeger, dated as of January 10, 2006, effective as of January 16, 2006 (the “Taeger Employment Agreement”), pursuant to which Mr. Taeger serves as the Company’s Senior Vice President / Chief Financial Officer.  Under the Taeger Employment Agreement, Mr. Taeger may be terminated at any time, with or without cause, at the option of either the Company or Mr. Taeger.  If the Company terminates Mr. Taeger without cause, provided Mr. Taeger first executes a Severance Agreement in the form then used by the Company, the Company shall continue to pay to Mr. Taeger his minimum base salary in effect at the time of termination for a period of one year following the date of termination, at the time and in the manner dictated by the Company’s standard payroll policies.  Should such termination occur as a result of a Change in Control, the Company shall also pay Mr. Taeger a pro-rata share of his bonus at the time of termination.  Effective January 1, 2008, Mr. Taeger’s annual base salary was increased to $242,000.  Mr. Taeger is eligible to participate in the Company’s discretionary bonus program, which provides for a bonus of up to 40% of his base salary, and Mr. Taeger will receive medical, dental and other fringe benefits generally granted to the Company’s senior management.

On October 17, 2005, the Company entered into an employment agreement with Dana B. Shinbaum (the “Shinbaum Employment Agreement”), pursuant to which Mr. Shinbaum serves as the Company’s Vice President of Business Development and Strategic Marketing.  Under the Shinbaum Employment Agreement, Mr. Shinbaum may be terminated at any time, with or without cause, at the option of either the Company or Mr. Shinbaum.  If the Company terminates Mr. Shinbaum without cause, provided Mr. Shinbaum first executes a Severance Agreement in the form then used by the Company, the Company shall continue to pay to Mr. Shinbaum his minimum base salary in effect at the time of termination for a period of one year following the date of termination, at the time and in the manner dictated by the Company’s standard payroll policies.  Should such termination occur as a result of a Change in Control, the Company shall also pay Mr. Shinbaum a pro-rata share of his bonus at the time of termination. Effective January 1, 2008, Mr. Shinbaum’s annual base salary was increased to $242,000.  Mr. Shinbaum is eligible to participate in the Company’s discretionary bonus program, which provides for a bonus of up to 40% of his base salary, and Mr. Shinbaum will receive medical, dental and other fringe benefits generally granted to the Company’s senior management.

Under the Company’s stock option plans, upon the occurrence of a merger in which the Company is not the surviving entity, a sale of substantially all of the assets of the Company, an acquisition by a third party of 100% of the Company’s outstanding equity securities or a similar reorganization of the Company, 75% of all unvested options will vest, with the balance vesting equally over 12 months or according to the individual’s vesting schedule, whichever is earlier.  If the option holder loses his position with the Company as a result of the merger or sale, 100% of his options will immediately vest.  Additionally, the Company’s 1997 Stock Option Plan and 2005 Equity Incentive Plan provide that, upon a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, outstanding options shall be substituted on an equitable basis for options for appropriate shares of the surviving corporation, or optionees shall receive cash in exchange for cancellation of outstanding options.

At December 31, 2009, unvested options held by named executive officers had intrinsic value of $85,000 and, accordingly, accelerated vesting clauses if triggered at December 31, 2009, would have provided $85,000 additional compensation to the named executive officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee (the “Audit Committee”) is to assist the Board of Directors in its oversight of the Company’s financial reporting process.  Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent registered public accountant is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Among other matters, the Audit Committee monitors and oversees the activities and performance of the external independent registered public accountant, including the audit scope, external audit fees, and auditor independence matters.  The Audit Committee also is responsible for approving non-audit services proposed to be performed by the independent auditor.  The Audit Committee has responsibility to appoint and dismiss the Company’s independent auditor.  Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements with management and the independent registered public accountant.  The Audit Committee has also discussed with the independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with those Charged with Governance).  Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountant the independent registered public accountant’s independence.  The Audit Committee met four times in 2009, each time meeting separately with the independent registered public accountant without the presence of management.

Based upon the reports and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee during 2009:
Elwood D. Howse, Jr. (Chairman)
Augustus A. White, III, MD, Ph.D.
Fredric J. Feldman, Ph.D.

The foregoing report of the Audit Committee of the Company’s Board of Directors shall not be deemed soliciting material or otherwise deemed filed and shall not be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended,  except to the extent that we specifically incorporate the Report by reference therein.

CODE OF ETHICS AND CORPORATE GOVERNANCE

In March 2004, the Company adopted a code of ethics that applies to all of its employees and has particular sections that apply only to its principal executive officer and senior financial officers.  The Company has posted the text of its code of ethics on its website (www.capstonethx.com), under the “Investors” section under the link “Corporate Governance” and “Code of Ethics.”  In addition, the Company will promptly disclose on its website (1) the nature of any amendment to its code of ethics that applies to its principal executive officer and senior financial officers, and (2) the nature of any waiver, including an implicit waiver, from a provision of its code of ethics that is granted to one of these specified officers, the name of such officer who is granted the waiver and the date of the waiver.

The full Board of Directors addresses all matters regarding corporate governance (that is, the relationships of the Board, the stockholders and management in determining the direction and performance of the Company) and the procedural rules regarding the operation of the Board itself.  As such, the Board reviews all proposals submitted by stockholders for action at the annual stockholders’ meeting with regards to each such proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors reviews transactions with related parties, but has no formal policies in place with respect to such reviews or the approval of such transactions.  During 2009 there were no reported related party transactions with directors, executive officers or other related parties, which might have required disclosure under SEC rules or which were otherwise material to the Company.

The Company has entered into indemnity agreements with all of its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established, and the Company is required to disclose any failure to file by these dates.  The company believes that all of these filing requirements were satisfied during the year ended December 31, 2009.

In making these disclosures, the Company has relied solely on written representations of those persons it knows to be subject to the reporting requirements and copies of the reports that they have filed with the SEC.

A list of directors, executive officers and persons holding more than 10% of the Company’s Common Stock is included in the section “Voting Securities and Principal Holders Thereof” under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.

EQUITY COMPENSATION PLANS

The following provides tabular disclosure of the number of securities to be issued upon the exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans as of December 31, 2009, aggregated into two categories - plans that have been approved by stockholders and plans that have not.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category:	(c)	(b)	(c)
Equity Compensation Plans approved by Secutity Holders	3,342,523	$2.52	769,302
Equity Compensation Plans not approved by Secutity Holders	N/A	N/A	N/A
Total	3,342,523	$2.52	769,302

PROPOSAL 2:  AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE A “PUT RIGHT” TO EACH HOLDER OF OUR COMMON STOCK AS OF JUNE 30, 2011

Overview

We are asking our stockholders to approve an amendment to our Restated Certificate of Incorporation to provide each record holder of our Common Stock as of June 30, 2011, with the right to require the Company, under certain circumstances, to purchase for cash all or a portion of the shares of Common Stock held by such holder at a formula-based price on or about July 31, 2011.  We refer to these rights as “put rights.”  The amendment providing for the proposed put rights was approved by our Board of Directors, and the Board of Directors has recommended that stockholders approve the amendment.

We have not in the past declared, nor do we have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we are not in arrears on any dividends.  Therefore, we do not believe that the proposed put rights would have any effect with respect to future distributions, if any, to our shareholders.  The following summary of the put rights is qualified in its entirety by reference to the text of the amendment set forth below.

Reasons for the Proposed Amendment

We believe that the proposed put rights are in the best interests of our stockholders because they would give our stockholders an option, under certain circumstances, to elect to liquidate their investment in the Company in mid-2011 if we have not been able to consummate a partnering, commercial, investment, capital raising or other transaction that our Board of Directors deems to be material.

If the results from our ongoing AZX100 Phase 2 proof-of-concept trials in dermal scarring following shoulder surgery and keloid scar revision are positive, we will likely have the ability to consummate a future investment or commercialization transaction.  However, if the results of our clinical trials are not positive and there is no suitable alternative transaction available to us, we believe that our stockholders should be given the opportunity to liquidate their investment in us in the manner and subject to the conditions and risks described in this proxy statement. Exercising the put right in such circumstances, at a price based on our enterprise liquidation value, could represent a material benefit to our stockholders compared with selling their shares in the open market at, potentially, a significantly lower price.

We also believe that the proposed put rights provide our stockholders with, potentially, a higher degree of control over their investments in us and are entirely consistent with responsible corporate governance practices and policies that seek to empower and protect investors.  The availability of the put right as an alternative to selling shares in the open market at any time--and especially following the announcement of our clinical trial results--may also have a positive effect on our share price, if investors place a higher value on our stock due to the existence of the put right.

Exercising the Put Rights

Unless terminated earlier, the put rights would become exercisable by holders of our Common Stock as of June 30, 2011.  We expect to facilitate the exercise of the put rights through the use of a tender offer, informing stockholders of the amount of cash that would be paid for each properly exercised put right and the process by which to exercise such put rights.

Calculating the Cash Price

The cash price to be paid to stockholders for each properly exercised put right would be based on a formula calculated by us as of June 30, 2011, which price is intended to approximate the per-share equivalent of 90% of our “available cash” as of June 30, 2011.  Available cash would be defined as our “Net Liquid Assets” less our “Commitments and Contingencies.”  For purposes of performing this calculation, the following terms have the following meanings:

•
“Net Liquid Assets” means the sum of the Company’s cash and cash equivalents and the liquidation value of the Company’s disposable assets, as determined by the Board of Directors in its sole and absolute discretion.

•
“Commitments and Contingencies” means the amount of funds necessary to satisfy all obligations and liabilities of the Company, including contingent obligations and liabilities, which are then outstanding or would arise if the Company was liquidated, as determined by the Board of Directors in its sole and absolute discretion.

The cash price to be paid pursuant to each properly exercised put right would be based on the number of shares of Common Stock outstanding (not including unexercised options or warrants to purchase Common Stock) as of June 30, 2011.  The cash price would be equitably adjusted, in the manner set forth in the proposed amendment, in the event that we were to effect any subdivision or combination of our Common Stock or issue any dividend on our Common Stock in the form of shares of our Common Stock after June 30, 2011, and prior to any termination of the put rights.

While the cash price to be paid is based on the foregoing formula, our Board of Directors will have important discretion in determining the liquidation value of our disposable assets and the value of our commitments and contingencies.

Termination of the Put Rights

The put rights would terminate immediately upon the occurrence of any of the following events prior to payment of the cash price:

•
our entry into an agreement for a partnering, development or any other transaction, whether commercial, investment or otherwise, that our Board of Directors in its sole and absolute discretion determines is material to us;

•	a change in control of the Company;

•	the approval by our Board of Directors of a plan of liquidation or dissolution of the Company; or

•
the exercise of the put rights with respect to 100% of our Common Stock outstanding as of June 30, 2011, in which case our Board of Directors would instead propose a plan of dissolution or liquidation to stockholders for approval in accordance with the Delaware General Corporation Law.

Conditions to Our Obligation to Purchase Shares Pursuant to the Put Rights

Our obligation to purchase shares pursuant to the put rights would also be subject to certain conditions, including:

•	compliance with all applicable state and federal laws,

•	the availability of sufficient cash to consummate the purchase, and

•	the absence of any court or administrative order or proceeding prohibiting or seeking to prohibit consummation of the purchase.

Text of the Proposed Amendment

If our stockholders approve this proposal, our Restated Certificate of Incorporation would be amended by adding a new Article 5A, which would read as follows:

“5A	Common Stock Put Right.

(a)	Definitions. For purposes of this Article 5A, the following terms shall have the following meanings:

(1)	“Available Cash” means Net Liquid Assets less Commitments and Contingencies, each calculated as of the Record Date.

(2)	“Change of Control Transaction” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are defined in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions (the “Exchange Act”)) becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of voting securities of the Corporation representing 50% or more of the total voting power of all outstanding voting securities of the Corporation;

(b) the sale, lease, license, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Corporation; or

(c)  any merger, consolidation, share exchange, business combination or similar transaction in which the Corporation is not the surviving entity or in which the holders of the outstanding shares of stock of the Corporation immediately prior to such transaction hold, immediately after such transaction, less than 51% of the total voting power of the outstanding securities of the surviving or resulting entity in such transaction.

(3)	“Commencement Date” means the date specified by the Corporation as the first date on which the Put Rights may be exercised, as set forth in the Put Notice.

(4)
“Commitments and Contingencies” means the amount of funds necessary to satisfy all obligations and liabilities of the Corporation, including contingent obligations and liabilities, which are then outstanding or would arise if the Corporation was liquidated, as determined by the Board of Directors in its sole and absolute discretion.

(5)
“Depositary” means the bank or trust company having combined capital, surplus and undivided profits of at least $500,000,000 which is appointed by the Corporation to serve as agent for the purpose of receiving certificates representing shares of Common Stock upon exercise of the Put Right, and distributing the Put Price therefor.

(6)
“Letter of Transmittal” means the notice delivered to each holder of record as of the Record Date, containing instructions as to how to exercise the Put Right, including a form of written notice for exercising the Put Right.

(7)
“Material Transaction” means a partnering, development or any other transaction, whether commercial, investment or otherwise, that the Board of Directors in its sole and absolute discretion determines is material to the Corporation.

(8)
“Net Liquid Assets” means the sum of the Corporation’s cash and cash equivalents and the liquidation value of the Corporation’s other disposable assets, as determined by the Board of Directors in its sole and absolute discretion.

(9)
“Put Notice” means the written notice from the Corporation to each holder of record of Common Stock on the Record Date, notifying such holder of the Put Right, the Commencement Date, the Closing Date, and the Put Price, and providing a Letter of Transmittal.

(10)	“Put Period” means the period beginning on the Commencement Date and ending on the Closing Date.

(11)	“Put Price” means an amount equal to 90% of Available Cash divided by the number of Puttable Shares.

(12)
“Put Right” means the right to require the Corporation to redeem all or any portion of such holder’s Puttable Shares at a cash price equal to the Put Price in accordance with and subject to the terms and conditions of this Article 5A.

(13)	“Puttable Shares” means all shares of Common Stock outstanding as of the Record Date.

(14)	“Record Date” means June 30, 2011.

(15)	“Closing Date” means July 31, 2011, or such later date as may be designated by the Board of Directors.

(b)	Each holder of record of Common Stock on the Record Date shall have a Put Right beginning on the Commencement Date and ending on the Closing Date.

(c)
With respect to each Puttable Share as to which the Put Right has been properly exercised, the Corporation shall pay the holder an amount equal to 90% of Available Cash divided by the number of shares of Common Stock outstanding as of the Record Date.

(d)
If, after the Record Date, the Corporation shall effect a subdivision or combination of the Common Stock into a greater or lesser number of shares of Common Stock, or declare a dividend on the Common Stock payable in shares of Common Stock, then in each such case the Put Price shall be adjusted by multiplying the Put Price in effect immediately prior to such event by the ratio of the number of shares of Common Stock outstanding immediately prior to such event to the number of shares of Common Stock outstanding immediately after such event.  If the Corporation shall at any time declare or pay any dividend on Common Stock in cash, securities or other property other than Common Stock, the Put Price shall be reduced by the per share value of such dividend.   The Board of Directors shall determine in its sole and absolute discretion the value of any non-cash dividend for purposes of calculating any adjustment to the Put Price.

(e)
As soon as practicable following the Record Date, the Corporation shall mail the Put Notice to each holder of record of Puttable Shares to such holder’s address as it appears on the stock register of the Corporation.  A holder of Puttable Shares may exercise his, her or its Put Right by delivering to the Depositary a duly and properly completed Letter of Transmittal during the Put Period, specifying, among other things, the number of Puttable Shares as to which the Put Right is being exercised and accompanied by a certificate or certificates representing such shares, with all necessary endorsements and stock powers.

(f)
As soon as practicable following the Closing Date, the Corporation shall deposit with the Depositary funds in an amount sufficient to pay the Put Price for all Puttable Shares as to which Put Rights have been properly exercised.  Each holder of Puttable Shares who has properly exercised the Put Right shall be paid the Put Price for each such share as soon as practicable following the Closing Date.  In the event that a holder of Puttable Shares exercises his, her or its Put Right with respect to less than all of the Puttable Shares held by such holder, a new certificate representing the shares of Common Stock as to which the Put Right was not exercised will be issued to the holder of such shares as soon as practicable after the Closing Date.

(g)
Notwithstanding any other provision of this Article 5A, the Corporation’s obligation to pay the Put Price in respect of Puttable Shares as to which Put Rights have been properly exercised shall be subject to the satisfaction of each of the following conditions:

(1)
compliance with all applicable federal and state securities laws, including without limitation the filing with the U.S. Securities and Exchange Commission of an issuer tender offer statement on Schedule TO and Schedule 13E-3, to the extent required;

(2)	compliance with all other applicable laws, including Delaware General Corporation Law §160 relating to repurchases of shares;

(3)	availability of sufficient cash to pay the Put Price in respect of all Puttable Shares as to which Put Rights have been properly exercised;

(4)	absence of any court or administrative order or proceeding prohibiting or seeking the prohibition of the consummation of the redemption of Puttable Shares hereunder; and

(5)	less than 100% of the Puttable Shares having been put pursuant to the Put Rights.

If any of the above conditions are not satisfied, the Corporation shall not be obligated to pay the Put Price in respect of Puttable Shares as to which Put Rights have been properly exercised.

(h)	Notwithstanding any other provision of this Article 5A, the Put Rights will terminate immediately upon the occurrence of any of the following:

(1)	the Corporation enters into a Material Transaction;

(2)	the Corporation consummates a Change of Control Transaction;

(3)	the Board of Directors approves a plan of dissolution or liquidation at any time prior to the redemption of Puttable Shares hereunder, whether before or after the Commencement Date; or

(4)
the Put Rights are exercised with respect to 100% of the Puttable Shares, in which case the Board of Directors shall promptly thereafter propose a plan of dissolution or liquidation to stockholders in accordance with the Delaware General Corporation Law.

(i)
Provided that all conditions to the payment of the Put Price have been satisfied and the Put Rights have not otherwise terminated in accordance with this Article 5A, the Corporation shall pay the Put Price in respect of all, and not less than all, Puttable Shares as to which Put Rights have been properly exercised.”

Risks and Uncertainties Related to the Put Rights

The proposed put rights involve potential risks and uncertainties that may have a materially negative impact on the Company and the value of our Common Stock.  You should carefully consider the matters described below before voting on this proposal.

The proposed put rights may fail to support or may have a negative impact on our share price.

The proposed put rights are novel and we cannot predict the effect of the implementation of the put rights on our share price.  The put rights could have a positive effect, a negative effect, or no effect at all on the trading price of our shares.  Investors may disregard or discount any value of the put rights because our Board of Directors has substantial discretion in determining the put price or because the put rights terminate upon our entry into an agreement for a partnering, development or any other transaction, whether commercial, investment or otherwise that our Board of Directors determines to be material, upon a change in control of the Company or upon the approval by our Board of Directors of a plan of liquidation or dissolution of the Company.

Adoption of the put rights may also have a negative effect on our share price if, for instance, implementation of the put rights causes investors to focus more heavily on the possibility that our ongoing clinical trials will be unsuccessful or if investors are uncertain about how they will determine the value of the put relative to the value of the shares we do not repurchase and anticipate significant difficulties associated with making any such decision to exercise their put rights in the limited time period following the date the rights would first become exercisable.  In addition, certain investors may elect to sell our stock, which could have a materially negative effect on our share price, in order to take advantage of any temporary strength in our share price caused by announcement or approval of the put rights or because they believe we will not have a sufficient amount of available cash remaining to consummate the purchase of our Common Stock pursuant to any properly exercised put rights.

If holders of 100% of our Common Stock properly exercise their put rights, the put rights will terminate and our Board of Directors will propose a plan of dissolution or liquidation to our stockholders.

The proposed amendment to our Restated Certificate of Incorporation provides, among other things, that if holders of 100% of our Common Stock outstanding as of June 30, 2011 properly exercise their put rights, the put rights will immediately terminate and our Board of Directors must propose a plan of dissolution or liquidation for approval by our stockholders.  We cannot assure you that our stockholders will approve any such plan or that, if such a plan were approved, you would receive more value for your shares of Common Stock in connection with a dissolution or liquidation of the Company than you would have received in respect of your put rights.

 The price per share paid by us in connection with any properly exercised put rights may be substantially less or more than the price per share you may be able to obtain in the future if you elect not to exercise your put right.

Following our purchase of shares pursuant to any properly exercised put rights, those of our stockholders who did not elect to exercise their put rights will have a continuing interest in our remaining assets.  Although our Board of Directors will make a good faith effort to value our assets and liabilities in connection with the exercise of any put rights, we cannot assure you that such valuations will accurately reflect the liquidation value of our non-cash assets or our outstanding and contingent liabilities. Certain of our non-cash assets, including our intellectual property portfolio, and liabilities may present significant valuation challenges.  We cannot assure you that the price per share that we offer to pay you pursuant to any properly exercised put right will be fair.

If our Board of Directors materially underestimates the liquidation value of our non-cash assets or materially overestimates the liquidation value of our outstanding and contingent liabilities, the price per share that we offer to pay you pursuant to any properly exercised put right may be significantly less than the value of a share of our Common Stock following consummation of the put.  Accordingly, if you elect to exercise your put right, you may end up receiving less for your shares of Common Stock than you could have received if you had remained a stockholder.

Alternatively, if our Board of Directors materially overestimates the liquidation value of our non-cash assets or materially underestimates the liquidation value of our outstanding and contingent liabilities, the price per share that we offer to pay you pursuant to any properly exercised put right may be significantly more than the value of a share of our Common Stock following consummation of the put.  Accordingly, if you elect to remain a stockholder of the Company you may end up with a lower value for your shares of Common Stock than you could have received if you had exercised your put right.

Furthermore, the price paid for each share of stock subject to a properly exercised put right will be based, in part, on the total number of shares of Common Stock outstanding as of June 30, 2011. At the time that stockholders must decide whether to exercise their put rights, they will not know how many shares will be put to the Company.  Even if holders of a significant number of our shares elect not to exercise their put rights, the price paid per share for each properly exercised put right will not be adjusted.  Therefore, the value of the remaining shares following the put may be higher or lower than expected, depending on how many shares are put to the Company.

We also cannot assure you how long or whether we will continue to operate the Company following the purchase of shares pursuant to any properly exercised put rights.  However, in the event that we do continue to operate the Company after such time, it is possible that the long-term value of the shares held by our continuing stockholders will substantially exceed or be materially less than the price per share that we offer pursuant to any properly exercised put right.   In part, this is because the price per share to be paid upon the exercise of a put right will be based on the liquidation value of our non-cash assets and our commitments and contingencies, as determined by our Board of Directors.   The actual future value of these assets realized in an orderly liquidation or through continued operation will almost certainly be materially different than their liquidation value.  Likewise, the liquidation value ascribed to contingent or uncertain liabilities will almost certainly be materially different than the actual cost to resolve such liabilities in due course.

The exercise of the put rights may trigger delisting from The Nasdaq Stock Market, if our shares are then listed on that exchange.

Under Rule 5550 of the Nasdaq Listing Rules, two of the continued listing requirements for a company that has its Common Stock listed on the Nasdaq Capital Market are that the company has:

•	at least 300 beneficial and record holders other than any holder who is an executive officer, director or greater than 10% beneficial owner, and

•	at least 500,000 shares not held by any officer, director, or greater than 10% beneficial owner.

If enough holders of our Common Stock exercise the put right such that either of these continued listing requirements is no longer satisfied, our Common Stock would be delisted from the Nasdaq Capital Market.  Delisting of our Common Stock could have a materially negative impact on its market value and would significantly impair its liquidity to the detriment of our continuing stockholders.

The exercise of the put rights may enable us to take the Company private.

Even if the exercise of put rights did not trigger delisting from the Nasdaq Capital Market, we may still be able, and may in fact elect, to terminate the registration of our Common Stock under Section 12 of the Exchange Act and delist our shares from the Nasdaq Capital Market.  This is sometimes described as “going private.”  Rule 12g-4 under the Act provides that an issuer may terminate the registration of any class of its securities registered under the Act where it has fewer than 300 holders of record of such class.

If the purchase of our Common Stock pursuant to properly exercised put rights reduces our record holder count to fewer than 300, we cannot assure you that we would not seek to take the Company private.  Deregistration of our Common Stock would, among other things, terminate our periodic reporting obligations under the Act, which would mean that our continuing stockholders may have access to significantly less information about the Company following deregistration.  In addition, delisting our Common Stock could have a materially negative impact on its market value and would significantly impair the liquidity of any available market for our shares, to the detriment of our continuing stockholders.  At the time that stockholders must decide whether to exercise their put rights, they will not know whether we will elect to deregister our Common Stock and go private.

We may not be obligated to purchase shares pursuant to properly exercised put rights, and the put rights may terminate, which may have material adverse effect on our share price.

The put rights will terminate upon the occurrence of any one of a number of events, including our entry into an agreement for a partnering, development or any other transaction, whether commercial, investment or otherwise, that our Board of Directors determines to be material, a change in control of the Company, approval by our Board of Directors of a plan of liquidation or dissolution of the Company, or the exercise of put rights with respect to 100% of the Common Stock outstanding as of June 30, 2011.  We will also not be obligated to purchase shares pursuant to properly exercised put rights in the event that we do not have sufficient cash to purchase all such shares. Termination of the put right due to any one of these events could have a dramatic and adverse impact on our share price.

Holders of options or warrants to purchase shares of our Common Stock will have to exercise such securities prior to our determination of the put price on June 30, 2011, or such holders will not be eligible to exercise put rights with respect to the shares of Common Stock underlying such securities.

Holders of options or warrants to purchase shares of our Common Stock will have to exercise such securities prior to June 30, 2011, the record date for the put rights, or they will not be eligible to exercise put rights with respect to the shares of Common Stock underlying such securities.  If the holder of an option or warrant elects to exercise such security prior to June 30, 2011 in order to take advantage of the put rights associated with the shares underlying such securities, there is no assurance that the put will not terminate pursuant to its terms or that the put price ultimately set by our Board of Directors will exceed the exercise price of any given option or warrant.  If the put rights terminate or if the put price is less than the applicable exercise price, the exercising holder would be effectively deprived of any benefit of the put rights.

If we do not have sufficient cash to purchase all shares in respect of which put rights have been properly exercised, we will not be obligated to purchase such shares at all.

The amount of cash available to pay for shares in respect of which put rights have been properly exercised is based in part on the liquidation value of the Company’s assets, as determined by the Board of Directors in its sole and absolute discretion.  We expect that, if the put rights shall not have terminated by their terms prior to becoming exercisable, our disposable assets (other than cash, cash equivalents and certain investments) will have very limited liquidation value.   However, if the Board determines that the liquidation value of such disposable assets is significant, we may not have enough available cash to consummate the purchase of shares in respect of which put rights have been properly exercised, and we are not obligated, nor do we expect, to seek additional debt or equity financing, dispose of assets or take any other actions in order to raise additional funds to consummate the put.  In addition, we are not obligated, nor do we expect, to undertake a partial purchase of shares subject to put rights under any circumstances.

Stockholders will have to decide whether to exercise their put rights without knowing the outcome of the consummation of the put or the status of the Company following the consummation of the put.

At the time that stockholders must decide whether to exercise their put rights, stockholders will not know whether the value of the shares held by continuing stockholders will substantially exceed or be materially less than the price per share that we offer to pay pursuant to a properly exercised put right, whether our Common Stock will be delisted from the Nasdaq Capital Market, whether we will elect to deregister our Common Stock, or whether the interest of continuing stockholders will be diluted by the issuance of additional shares, among other things.  Lack of this information may make it difficult for you to decide whether exercising your put rights would be in your best interests.

We are not obligated to obtain a third-party valuation or appraisal of our assets or liabilities or a fairness opinion with respect to the price to be paid for any properly put shares.

Our Board of Directors has sole and absolute discretion to value our assets and liabilities for purposes of setting the put price.  The Board may elect, but is not obligated, to obtain a third-party valuation or appraisal of our assets or liabilities or a fairness opinion with respect to the price to be paid for any properly put shares.  If we do not elect to obtain a third-party valuation or appraisal or a fairness opinion, the lack of such a valuation, appraisal or fairness opinion may make it more difficult for you to determine whether to exercise your put rights based on the valuation of our assets and liabilities by the Board.  In addition, a fairness opinion, even if obtained, would not be a traditional fairness opinion in that the put price is not intended to be a per share value of the Company but rather an option for stockholders to receive a fixed amount of cash in lieu of the uncertainties associated with continued stock ownership after the consummation of the put.

Issuances of shares of Common Stock by us after June 30, 2011 would dilute the interest of holders of Common Stock as of June 30, 2011, who do not exercise their put rights.

Although we do not anticipate issuing shares of Common Stock after June 30, 2011 and prior to the termination or closing of the put, we are not prohibited from doing so.  Any issuances of shares of Common Stock after June 30, 2011 would dilute the interest of our continuing stockholders in our remaining assets.

Vote Required

Provided a quorum is present, approval of the proposal to amend our Restated Certificate of Incorporation to provide for the put rights requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock.

Effectiveness of Proposed Amendment

If our stockholders approve this proposal, the proposed amendment to the Company’s current Restated Certificate of Incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware. We intend to file the certificate of amendment promptly after the Annual Meeting if this proposal is approved at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF AMENDING OUR RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE PUT RIGHT.

PROPOSAL 3:  AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO CAPSTONE THERAPEUTICS CORP.

We are seeking stockholder approval to amend our Restated Certificate of Incorporation to change our name from OrthoLogic Corp. to Capstone Therapeutics Corp.  The amendment providing for the new name was approved by our Board of Directors and the Board of Directors has recommended that stockholders approve the amendment.

Our current name, OrthoLogic Corp., was selected to identify with our original focus on orthopedic medical devices and orthopedic disease states.  Our current focus is on developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions with an emphasis on the prevention or reduction of hypertrophic and keloid scarring, treatment of pulmonary disease, vascular intimal hyperplasia and diseases associated with endothelial dysfunction.

On October 1, 2008, we began doing business as Capstone Therapeutics.  While the use of Capstone Therapeutics has been effective, confusion remains due to the requirement to include a reference to OrthoLogic Corp. in all stockholder and investor communications, as well as the requirement that all documents filed with the Securities and Exchange Commission be filed under OrthoLogic Corp.  We believe the formal adoption of the new name will provide further clarity for investors and better enable us to communicate our current area of commercial focus.

If approved by our stockholders, Article 1 of the Restated Certificate of Incorporation of OrthoLogic Corp. would be deleted and replaced by the following:

“ARTICLE 1

The name of the Corporation is “Capstone Therapeutics Corp.”

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 4:  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT – ERNST & YOUNG LLP

The Board of Directors is submitting the selection of the independent registered public accountant firm for the year ending December 31, 2010, for stockholder ratification at the 2010 Annual Meeting and recommends that stockholders vote FOR ratification of such appointment.

In the event the stockholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year.  Ernst & Young LLP representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE 2010 FISCAL YEAR.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2009 and December 31, 2008 by our principal accounting firm Ernst & Young LLP.

Type of Fee	Amount
	2009	2008

Audit Fees (1)	$179,000	$192,000
Audit-Related Fees (2)	-	-
Total Audit and Audit-Related Fees	179,000	192,000
Tax Fees (3)	-	-
All Other Fees (4)	-	-
Total Fees	$179,000	$192,000

(1)
Audit fees include fees for services rendered in connection with the audits of the Company’s financial statements for the fiscal years ended December 31, 2009 and 2008 and reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the applicable fiscal year.

(2)
Audit-related fees would include fees for services rendered for matters such as a business combination, sales of shares of the Company’s common stock, and responses to accounting and reporting-related matters.

(3)	Tax fees would include fees for services rendered for tax compliance, preparation of original and amended tax returns, claims for refunds and other tax services.
(4)
Our principal accounting firm did not perform nor bill the Company for any other services during the fiscal years ended December 31, 2009 and 2008 that are appropriately classified as “All Other Fees.”

The Audit Committee has concluded that the services provided by the principal accounting firm that were not related to the audit of the Company’s financial statements were at all times compatible with maintaining that firm’s independence.

Consistent with the rules of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, and overseeing the work of, the independent auditor.  In recognition of this responsibility, the Audit Committee has included in its charter the responsibility to pre-approve “all auditing services and permitted non-auditing services proposed to be performed by the independent auditor, subject to the de minimis exceptions for non-audit services that were not recognized as non-audit services at the time of engagement and which are subsequently approved by the committee prior to completion of the audit.”  No fees were paid to the independent auditor pursuant to the “de minimis” exception to the foregoing pre-approval policy in 2009.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting.  If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company’s Annual Meeting for the fiscal year ending December 31, 2010 must be received by the Company no later than December 25, 2010 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.  Additionally, if a stockholder wishes to present to the Company an item for consideration as an agenda item for a meeting without inclusion in the proxy statement, he, she or it must timely give notice to the Secretary and give a brief description of the business desired to be discussed.  To be timely for next year’s Annual Meeting, our bylaws require that such notice must have been delivered to or mailed to and received by the Company between 60 and 90 days prior to that Annual Meeting.  If we do not publicly announce our meeting date or give notice of our meeting date at least 70 days before next year’s Annual Meeting, stockholders may submit items for consideration as agenda items until 5:00 pm on the 15th day after the public disclosure or notice.

ANNUAL REPORT

A copy of the Company’s 2009 Annual Report to Stockholders is enclosed.  The Annual Report to Stockholders is not a part of the proxy soliciting material enclosed herewith, except for certain sections of the Annual Report on Form 10-K that are incorporated herein by reference.  The Proxy Statement and Form of Proxy, as well as the Company’s Annual Report on Form 10-K, are available on the Company’s website www.capstonethx.com  Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.  Copies of exhibits to the Annual Report on Form 10-K are also available upon specific request and payment of 25 cents per page for reproduction plus $3.00 for postage and handling.  All requests should be directed to the Secretary of the Company at 1275 West Washington Street, Suite 101, Tempe, Arizona 85281.

HOUSEHOLDING

We have adopted the “householding” procedure approved by the Securities and Exchange Commission that allows the Company to deliver one Proxy Statement and Annual Report to a household of stockholders instead of delivering a set of documents to each stockholder in the household.  This procedure is more cost effective because it reduces the number of materials to be printed and mailed. If they have elected, stockholders who share the same last name and address will receive one Proxy Statement and Annual Report per address unless the Company receives, or has previously received, contrary instructions.  Stockholders will continue to receive separate proxy cards/voting instruction forms to vote their shares.

If you would like to receive a separate copy of the Proxy Statement and Annual Report for this year, please write or call the Company at the following address or telephone number:  OrthoLogic Corp. (dba Capstone Therapeutics), Corporate Secretary, 1275 West Washington Street, Suite 101, Tempe, Arizona 85281; (800) 937-5520.  Upon receipt of your request, the Company will promptly deliver the requested materials to you.

If you and other OrthoLogic stockholders of record with whom you share an address currently receive multiple sets of the Proxy Statement and Annual Report, and you would like to receive only a single copy of each in the future, or if you and other OrthoLogic stockholders of record with whom you share an address currently receive a single copy of the Proxy Statement and Annual Report, and you would like to receive a separate copy of each in the future, please contact our distribution agent, Broadridge, by calling (800) 542-1061 or writing to Broadridge, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  If you hold your shares in street name (that is, through a bank, brokerage account or other record holder), please contact your bank, broker or the other record holder to request information about householding.

INCORPORATION BY REFERENCE

The following items of Part II of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 12, 2010, are hereby incorporated by reference into this Proxy Statement:

•	Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations;
•	Item 7A, Quantitative and Qualitative Disclosures about Market Risk;
•	Item 8, Financial Statements and Supplementary Data, and
•	Item 9, Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Our Annual Report on Form 10-K is being mailed to stockholders with this Proxy Statement and Form of Proxy, and is available on our website, www.capstonethx.com and the SEC website, www.sec.gov.

April 10, 2010	THE BOARD OF DIRECTORS

ORTHOLOGIC CORP.

72081

♦ FOLD AND DETACH HERE ♦

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	Please mark your votes as indicated in this example ☒

		FOR the nominee listed below	WITHHOLD AUTHORITY to vote for the nominee listed below			FOR	AGAINST	ABSTAIN
1.	PROPOSAL TO ELECT ONE CLASS I DIRECTOR FOR TERM EXPIRING IN YEAR 2013	☐	☐	2.	APPROVAL of Amendment to our Restated Certificate of Incorporation to provide a “Put Right” to each holder of our Common Stock as of June 30, 2011.	☐	☐	☐

	Nominee:			3.	APPROVAL of Amendment to our Restated Certificate of Incorporation to change the name of the company to Capstone Therapeutics Corp.	☐	☐	☐

	01 Fredric J. Feldman, Ph.D.			4.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP, as the Company’s Independent Registered Public Accounting Firm for fiscal year 2010.	☐	☐	☐

				5.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof as set forth in the Notice and Proxy Statement relating to this meeting, receipt of which is hereby acknowledged.

Please sign, date and return this proxy in the enclosed postage prepaid envelope. The Proxy Statement and Form of Proxy, as well as the Company’s Annual Report on Form 10-K are available on the Company’s website www.capstonethx.com.

						Mark Here for Address Change or Comments SEE REVERSE	☐

SIGNATURE:___________________________________ SIGNATURE:____________________________________ DATE:____________
Please sign exactly as name appears above. Where shares are held by more than one owner, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership, limited liability entity, or any other entity, please sign in the name of the entity by the president or other authorized officer.

PRINT AUTHORIZATION              –❖–               (THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to: 212-269-1116

SIGNATURE:____________________________________________ DATE:___________ TIME:____________

You can now access your OrthoLogic Corp. account online.

Access your OrthoLogic Corp. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for OrthoLogic Corp., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect ®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

♦ FOLD AND DETACH HERE ♦

ORTHOLOGIC CORP. (dba Capstone Therapeutics)
P R O X Y

2010 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John M. Holliman, III and Les M. Taeger, and each or either of them, as Proxies, with full power of substitution, to represent and to vote, as designated below, all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of OrthoLogic Corp. (dba CapstoneTherapeutics) to be held on May 21, 2010, or any adjournment thereof, hereby revoking any proxy previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2, 3 AND 4.

Address Change/Comments
(Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)